EXHIBIT 99.2
GENERAL MOTORS COMPANY
OFFER TO EXCHANGE
$1,500,000,000 AGGREGATE PRINCIPAL AMOUNT OF NEW 3.500% SENIOR NOTES DUE 2018 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ALL OUTSTANDING 3.500% SENIOR NOTES DUE 2018 ORIGINALLY ISSUED SEPTEMBER 27, 2013,
$1,500,000,000 AGGREGATE PRINCIPAL AMOUNT OF NEW 4.875% SENIOR NOTES DUE 2023 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ALL OUTSTANDING 4.875% SENIOR NOTES DUE 2023 ORIGINALLY ISSUED SEPTEMBER 27, 2013,
AND
$1,500,000,000 AGGREGATE PRINCIPAL AMOUNT OF NEW 6.250% SENIOR NOTES DUE 2043 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ALL OUTSTANDING 6.250% SENIOR NOTES DUE 2043 ORIGINALLY ISSUED SEPTEMBER 27, 2013,
PURSUANT TO THE PROSPECTUS
DATED                        , 2014

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2014, UNLESS EXTENDED BY THE COMPANY (AS DEFINED BELOW) IN ITS SOLE AND ABSOLUTE DISCRETION (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:
As described in the enclosed Prospectus, dated                    , 2014 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), General Motors Company (the “Company”) is offering to exchange (the “Exchange Offer”) the Company’s 3.500% Senior Notes due 2018 (“New 2018 Notes”), each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the Company’s outstanding 3.500% Senior Notes due 2018 (the “Old 2018 Notes”); 4.875% Senior Notes due 2023 (“New 2023 Notes”), each of which have been registered under the Securities Act, for the Company’s outstanding 4.875% Senior Notes due 2023 (the “Old 2023 Notes”); and 6.250% Senior Notes due 2043 (“New 2043 Notes”), each of which have been registered under the Securities Act, for the Company’s outstanding 6.250% Senior Notes due 2043 (the “Old 2043 Notes”) (the New 2018 Notes, New 2023 Notes and New 2043 Notes are collectively referred to as the “New Notes” and the Old 2018 Notes, Old 2023 Notes and Old 2043 Notes are collectively referred to as the “Old Notes”), in integral multiples of $2,000 and multiples of $1,000 in excess thereof, upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal.
The terms of the New Notes offered in the Exchange Offer are substantially identical to the terms of the respective Old Notes, except that the New Notes, upon the terms and subject to the conditions set forth in the enclosed Prospectus and Letter of Transmittal, will be registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the Old Notes, and will not entitle their holders to registration rights.
The Company will accept for exchange any and all Old Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the registration rights agreement between the Company and the initial purchasers of the Old Notes as stated therein (as the same may be amended, modified or supplemented from time to time, the “Registration Rights Agreement”), relating to the Old Notes.
WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.
Enclosed are copies of the following documents:

1.	The Prospectus;

2.
The Letter of Transmittal for your use in connection with the tender of the Old Notes and for the information of your clients, including a “Substitute Form W-9” and “Guidelines to Substitute Form W-9” (providing information relating to U.S. federal income tax backup withholding);

3.	A form “Notice of Guaranteed Delivery”; and

4.
A form letter including a form of “Instructions to Registered Holder from Beneficial Owner” which you may use to correspond with your clients for whose accounts you hold Old Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on the Expiration Date, unless the Company otherwise extends the Exchange Offer.
To participate in the Exchange Offer, certificates for the Old Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Old Notes into the account of The Bank of New York Mellon (the “Exchange Agent”) along with a properly transmitted agent’s message at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by 5:00 P.M., New York City time, on the Expiration Date, as indicated in the Prospectus and the Letter of Transmittal.
The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Old Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.
If holders of the Old Notes wish to tender, but it is impracticable for them to forward their Old Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.
Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.
Very truly yours,
GENERAL MOTORS COMPANY
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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